Exhibit 10.1
FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     GMAC Commercial Finance LLC (“Lender”), Transcat, Inc. (“Parent”), Transmation (Canada) Inc. (“Subsidiary”, or together with Parent, the “Borrowers”, or individually a “Borrower”) enter into this First Amendment to Loan and Security Agreement (the “Amendment”) on March 16, 2006.
BACKGROUND
     A. Borrowers and Lender entered into an Amended and Restated Loan and Security Agreement dated November 1, 2004 (as amended from time to time, the “Loan Agreement”). Capitalized terms used in this Amendment shall have the meanings set forth in the Loan Agreement unless otherwise defined in this Amendment, and references to Sections refer to Sections of the Loan Agreement.
     B. Borrowers and Lender desire to amend the Loan Agreement.
     THEREFORE, in consideration of the mutual promises and agreements of the parties and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
TERMS AND CONDITIONS
     1. Consent to Asset Acquisition. Lender consents to Parent’s acquisition of substantially all of the fixed and intangible assets of N.W. Calibration Inspection, Inc. (“N.W.” and the “N.W. Assets”) for a cash purchase price not to exceed $830,000 (exclusive of any earn-out rights given to the Seller).
     2. Amendments.
(A)	Interest Rate. The interest rate grid in Section 1(D) is amended and restated to read as follows:

Fixed Charge
	Coverage	Revolving	Cap-X Loans and
Tier	Ratio*	Loans	Term Loan A	Term Loan B
1	1.249 or less	(a) Prime Rate minus 0.375% or (b) LIBOR plus 2.375%	(a) Prime Rate plus 0.125% or (b) LIBOR plus 2.875%	Prime Rate plus 0.375%

2	1.25 to 1.49**	(a) Prime Rate minus 0.375% or (b) LIBOR plus 2.125%	(a) Prime Rate minus 0.125% or (b) LIBOR plus 2.625%	Prime Rate plus 0.125%

3	1.50 or greater	(a) Prime Rate minus 0.375% or (b) LIBOR plus 1.875%	(a) Prime Rate minus 0.375% or (b) LIBOR plus 2.375%	Prime Rate minus 0.125%

(B)	Term. The reference to “October 31, 2007” in Section 1(E) is amended to read “October 31, 2008.”

(C)	Termination Premium. Section 3.4 is amended and restated as follows:

If this Agreement is terminated or all Obligations are paid in full prior to October 31, 2008, Borrower shall be obligated to pay Lender a termination premium equal to the following (the “Termination Premium”):
(a)	1% of the sum of the Advance Limit if terminated before November 1, 2006; and

(b)	0.5% of the Advance Limit if terminated after October 31, 2006 but before November 1, 2007; and

(c)	0.25% of the Advance Limit if terminated after October 31, 2007 but other than on October 31, 2008.
The Termination Premium will also be due and payable in connection with any termination of this Agreement pursuant to Section 9.6 below and in connection with termination of this Agreement by Lender upon an Event of Default or by or on behalf of Borrower, whether voluntary or involuntary, including upon an Event of Default which is not timely cured within any applicable cure period, and including in connection with termination of this Agreement or payment of the Obligations by any trustee or debtor-in-possession in any Insolvency Proceeding. The Termination Premium is presumed to be a reasonable estimate of the amount of damages sustained by Lender as a result of the early termination of this Agreement and Borrowers agree that such amount is reasonable under the circumstances currently existing.

(D)	Capital Expenditures. Section 7.12 is amended in its entirety to read as follows:

“Make or incur liabilities for Capital Expenditures (including the purchase of assets associated with the acquisition of the assets of N.W. Calibration Inspection, Inc.) exceeding $2,000,000 for fiscal year 2006 and $1,500,000 in any subsequent fiscal year.”
     3. Inclusion of N.W. Assets in Borrowing Base. Subject to the eligibility criteria in the Loan Agreement, upon satisfaction of the conditions precedent set forth below, Lender will include Accounts acquired from N.W. in the Borrowing Base.
     4. Conditions Precedent. Lender’s agreement to include N.W. Accounts in the Borrowing Base will not be effective unless and until each of the following conditions are satisfied:

(A)	All uniform commercial code, tax lien, litigation, judgment and other searches conducted by Lender in respect of the Acquisition are satisfactory to Lender and show that Lender will have security interests in the N.W. Assets having the priorities called for by the Loan Agreement.

(B)	Lender and its counsel are reasonably satisfied with the terms and conditions of all agreements entered into by Borrowers in connection with the acquisition of the N.W. Assets.

(C)	No Material Adverse Change has occurred in the business or financial condition of the Borrowers or N.W.
     5. Reaffirmation. Borrowers reaffirm, ratify and confirm their Obligations under the Loan Agreement, acknowledge that all the terms and conditions in the Loan Agreement (except as amended by this Amendment) remain in full force and effect and that the security interests granted to Lender in the Collateral are valid and perfected.
     6. General Terms.
(A)	Except as amended by this Amendment, all the terms and conditions in the Loan Agreement remain in full force and effect.

(B)	This Amendment constitutes the entire agreement of the parties in connection with the subject matter of this Amendment and cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

(C)	This Amendment may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and all of such counterparts together will constitute but one and the same agreement.
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GMAC Commercial Finance LLC		Transcat, Inc.

By:	/s/ Jeffrey J. Much	By:	/s/ Charles P. Hadeed

	Name: Jeffrey J. Much		Name: C. Hadeed
	Title: First Vice President		Title: COO

Transmation (Canada) Inc.

By:	/s/ Charles P. Hadeed

Name: C. Hadeed
Title: CFO